UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2026

CV SCIENCES, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-54677	80-0944970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9530 Padgett Street, Suite 107 San Diego, California		92126
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 290-2157

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

As previously disclosed, on February 12, 2025, CV Sciences, Inc., a Delaware corporation (the “Company”) entered into a note purchase agreement (the “Original Purchase Agreement”) with an institutional investor (“Investor”), pursuant to which the Company issued and sold to the Investor a secured promissory note in the original principal amount of $1,600,000 (the “Original Note”). The Original Purchase Agreement and Original Note was amended on September 12, 2025 (the “Amended Original Purchase Agreement” and “Amended Original Note”, respectively).

Also as previously disclosed, on October 6, 2025, the Company entered into a note purchase agreement (the “Second Purchase Agreement” and, together with the Amended Original Purchase Agreement, the “Purchase Agreement”) with the Investor, pursuant to which the Company issued and sold to the Investor a second secured promissory note in the original principal amount of $600,000 (the “Second Note” and, together with the Amended Original Note, the “Notes”).

On March 4, 2026, the Company and the Investor entered into an agreement (the “Agreement”) to, among other things, amend and restate the Amended Original Note and the Second Note (collectively, the “Amended Notes”). The principal terms of the Agreement and the Amended Notes are as follows:

•
Conversion Feature. The Amended Notes were amended to add a conversion feature permitting the Investor, at its option, to convert the outstanding principal amount of the Amended Notes into shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”) at a fixed conversion price of $0.06 per share. The Amended Notes are initially convertible into 37,600,000 shares of Common Stock, subject to increase through the true-up mechanism disclosed below. The Amended Notes are subject to a beneficial ownership limitation of 4.99% of the outstanding shares of Common Stock. The beneficial ownership limitation prevents the Investor from converting any portion of the Amended Notes if, after giving effect to such conversion, the Investor would beneficially own more than 4.99% of the outstanding shares of Common Stock. The Investor may increase the beneficial ownership limitation up to 9.99% upon at least 61 days' prior notice to the Company.
•
Elimination of Monthly Redemption. The Company’s obligation to redeem a portion of the Notes on a monthly basis prior to maturity has been eliminated in the Amended Notes.
•
Principal Amounts. The outstanding principal amounts of the Amended Notes were increased by 20% under the terms of the Notes. After such adjustment, the Amended Notes have an aggregate outstanding principal amount of $2,256,000.
•
True-Up Provision. The Amended Notes include a true-up provision designed to ensure that the net proceeds received by the Investor upon conversion and sale of the conversion shares equals the principal amount of the Amended Notes being converted. If, after the sale of the conversion shares received upon a conversion, the Investor receives net proceeds (net of brokerage, legal opinion fees, and transfer agent fees) of less than 100% of the principal amount of the Amended Notes converted, and the aggregate shortfall under both Amended Notes exceeds $94,000, the Company will issue a new senior secured convertible note on substantially the same terms and conditions of the Amended Notes (the “Third Note”) with a principal amount equal to the aggregate shortfall in excess of $94,000. If issued, the Third Note will be due April 6, 2027. There is no stated maximum number of shares of Common Stock that may be issuable in respect of conversions pursuant to the Third Note.
•
Documentation Fee. In connection with the Agreement, the Company paid $15,000 to the Investor to cover documentation fees.

The preceding descriptions of the Amended Notes and the Agreement do not purport to be complete and are qualified in their entirety by the full text of the Amended Notes and the Agreement of which are filed as exhibits to this report and are incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the amendment of the Notes to add a conversion feature, and the potential issuance of the Third Note, is incorporated herein by reference in response to this Item 3.02.

The securities described therein have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Agreement dated March 4, 2026 (confidential portions of the exhibit have been omitted where indicated)
10.2	Amended and Restated Senior Secured Convertible Note due February 12, 2027 (confidential portions of the exhibit have been omitted where indicated)
10.3	Amended and Restated Senior Secured Convertible Note due April 6, 2027 (confidential portions of the exhibit have been omitted where indicated)
10.4	Senior Secured Convertible Note due April 6, 2027 (confidential portions of the exhibit have been omitted where indicated)
99.1	Press Release of CV Sciences, Inc. dated March 10, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CV SCIENCES, INC.

Date: March 10, 2026	By:	/s/ Joseph Dowling
Joseph Dowling
Chief Executive Officer